Exhibit 99.1

Scholastic Acquires Learning Ovations, Creator of A2i Literacy Assessment and Instructional System

Acquisition significantly advances Scholastic’s literacy platform, integrating assessments, data-driven learning and professional learning with Scholastic’s broad portfolio of digital and blended children’s content and instructional resources

Provides educators with proven screening, data-driven guidance for instructional planning and research-driven professional learning, aligned to the Science of Reading

Technology-based system proven to raise students’ literacy outcomes in grades preK-3, backed by ESSA Tier 1 (strongest) evidence of efficacy

New York, NY – September 6, 2022 – Scholastic Corporation (NASDAQ: SCHL), the global children’s publishing, education and media company, announced today that it has acquired Learning Ovations, the creator of A2i (“Assessment to Instruction”), a literacy screening, progress monitoring assessment and instructional planning system for classrooms and community organizations. The addition of A2i and the Learning Ovations team will significantly advance the development of Scholastic Education Solutions’ literacy platform, which integrates screening and progress monitoring assessments, data-driven instructional planning and professional learning with Scholastic’s bestselling books and e-books, print and technology-based learning programs, and other products and services that support children’s learning and literacy, both in school and at home. The terms of the transaction were not disclosed.

A2i is backed by over 12 years of rigorous research and more than 2,000 hours of classroom observation by the late Dr. Carol Connor and collaborators at Florida Center for Reading Research (FCRR) and University of California, Irvine. Its robust efficacy has earned A2i the highest efficacy rating possible under the Every Student Succeeds Act (ESSA), is considered a “Tier 1” by the Institute of Education Science, and meets all What Works Clearinghouse standards. The system provides educators with easy-to-administer, data-driven guidance for instructional planning for both small-group and individualized learning in comprehension and decoding. The program embeds highly-effective teaching practices aligned to the Science of Reading, which are supported with robust, virtual professional development. With direct connections to hundreds of thousands of resources that address essential reading skills, soon to include Scholastic’s unique instructional and curricular resources, the technology’s research-validated and patented algorithms generate unique and differentiated learning pathways, customized to match the reading needs of individual students.

“Carol Connor was a teachers’ teacher, dedicated both to helping every child learn to read – regardless of background, disadvantage or learning challenge – and to supporting teachers with tools that are both deeply rigorous and easy to use,” said Rose Else-Mitchell, Executive Vice President, President, Scholastic Education Solutions. “We are committed to those same values of equity, engagement and effectiveness at Scholastic. We feel privileged to continue Carol’s work and welcome the mission-aligned Learning Ovations team of researchers, practitioners and technologists to Scholastic, as we continue to advance our mission to help kids learn to read, read to learn, and discover the joy in reading.”

The integration of Learning Ovations technology and team advances Scholastic’s literacy platform, in service to Scholastic’s ultimate mission – to get kids reading successfully – which has never been more important than today, after the COVID years of disrupted reading instruction. As schools and districts currently implementing A2i continue to make progress against learning outcomes, the integrated Scholastic Education Solutions team will work over the course of this next year to bring the combined strengths of this acquisition to their shared school and district partners.

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About Scholastic

For more than 100 years, Scholastic Corporation (NASDAQ: SCHL) has been encouraging the personal and intellectual growth of all children, beginning with literacy. Having earned a reputation as a trusted partner to educators and families, Scholastic is the world’s largest publisher and distributor of children’s books, a leading provider of literacy curriculum, professional services, and classroom magazines, and a producer of educational and entertaining children’s media. The Company creates and distributes bestselling books and e-books, print and technology-based learning programs for pre-K to grade 12, and other products and services that support children’s learning and literacy, both in school and at home. With 15 international operations and exports to 165 countries, Scholastic makes quality, affordable books available to all children around the world through school-based book clubs and book fairs, classroom libraries, school and public libraries, retail, and online. Learn more at www.scholastic.com.

Contact: Scholastic Corporation

Media: Anne Sparkman, (212) 343-6657, asparkman@scholastic.com

Investors: Scholastic Investor Relations, investor_relations@scholastic.com